Exhibit 10.1
CONSULTING SERVICES AGREEMENT

This Consulting Services Agreement (“Agreement”) is made effective the 1st day of April 2010 (the “Effective Date”), by and between Emergent BioSolutions Inc. (“Emergent”), a Delaware corporation, with offices at 2273 Research Boulevard, Suite 400, Rockville, Maryland 20850, and The Hauer Group (“Consultant”), located at 7850 Southdown Road, Alexandria, VA 22308, Emergent and Consultant are sometimes hereinafter referred to in the singular as “Party” and collectively as the “Parties”.

WHEREAS, Emergent and its Affiliates (as hereinafter defined) are engaged in the development, production, and commercialization of biopharmaceutical products;

WHEREAS, Consultant is engaged in providing consulting services as described in this Agreement; and

WHEREAS, Emergent and, as applicable, its Affiliates (as hereinafter defined) desires to engage Consultant to provide certain services from time to time as mutually agreed by the Parties, and Consultant desires to be so engaged.

NOW, THEREFORE, in consideration of the mutual covenants herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be bound, agree as follows:

1.           Services.  Consultant agrees to provide certain services from time to time as requested by Emergent or any of Emergent’s Affiliates as specified in Exhibit A attached hereto (the “Services”).  In the event that Consultant is requested or required to perform work for the Services beyond that which is specifically set forth in Exhibit A, any such additional services and an appropriate adjustment to the amounts owed shall be negotiated in good faith and the Parties shall amend this Agreement to reflect such additional services and any additional or modified terms in respect thereof prior to the provision of such new services.

2.           Payment for Services.  Emergent shall compensate Consultant for Services in accordance with the payment terms set forth in Exhibit A, and all invoices for payment shall be submitted to Emergent as detailed therein.  Notwithstanding the foregoing, for any invoice to be processed and paid, such invoice must refer to the applicable Emergent Accounting Code designated in Exhibit A.  If Consultant bills on an hourly basis, all invoices must be accompanied by a timesheet detailing the hours worked and signed by both Consultant and Emergent.  Payment of Consultant’s invoices shall be in full compensation for the Services performed by Consultant unless expressly agreed otherwise in writing by the Parties.  Invoices shall be payable within thirty (30) days of receipt by Emergent.  Representatives of Consultant performing Services hereunder will not receive employee benefits from Emergent, including but not limited to paid vacation, sick leave or any insurance benefits, even if such representatives are physically situated at Emergent’s offices.

3.           Expenses.  Emergent shall pay for or reimburse Consultant for out-of-pocket expenses reasonably incurred in the performance of Services hereunder; provided, however, that expenses shall only be paid for or reimbursed if in compliance with Emergent’s Travel Policy (as previously provided to Consultant or as updated by Emergent from time-to-time and disclosed to Consultant), or otherwise expressly authorized in Exhibit A or as agreed in writing by the Parties. Consultant shall submit monthly invoices detailing expenses incurred during the immediately preceding month by appropriate category and shall provide supporting documentation as is acceptable to Emergent in its reasonable discretion.  It is agreed that expenses shall not be marked up.  This Agreement relates to the provision of Services only.  In the event Consultant deems it necessary to purchase equipment, goods, software or other tangible or intangible property for which it will seek reimbursement from Emergent, no such purchase shall be made and Emergent shall not be responsible for reimbursement to Consultant unless Consultant has received Emergent's express, prior written authorization.

4.           Confidentiality of Information.  Consultant acknowledges that this Agreement creates a confidential relationship between Consultant and Emergent.  Consultant and Emergent acknowledge that, in order to perform the Services, it will be necessary for Emergent to allow Consultant to have access to certain commercially valuable, proprietary, and confidential information of Emergent and its Affiliates.  Consultant agrees to keep confidential and not, without the prior written consent of Emergent, to publish, disclose to any third party or use (except for purposes of performance under this Agreement) any confidential information, in either written, electronic or oral form whether or not marked as “confidential” or “proprietary,” and without limitation, any and all information relating to the business, prospective business, technical processes, finances, price lists, customer lists, information relating to the licensing or approval of any of the products, business plans, business prospects, employee information, information regarding facilities, operations and financial condition and results, inventions, improvements, trade secrets, know-how, processes, formulas, methods, assays, data, instrumentation, sales and marketing information, standard operating procedures, clinical trials, clinical trial data, clinical specimens, study protocols, investigators’ brochures and instructions or other scientific or technical information, and any documentation and materials specifically developed or prepared for or by Consultant in performance of Services under this Agreement (collectively, the "Confidential Information"). The obligations of this paragraph do not pertain to information which is generally known or hereafter becomes generally known to the public through no fault of Consultant or is disclosed by Consultant with the written approval of Emergent.  Consultant shall return all such Confidential Information to Emergent upon completion of the Services hereunder or upon Emergent’s request.  If Confidential Information is sought by any source, including any governmental organization, Consultant must immediately notify Emergent of such request and refuse to divulge any such information at least until a representative of Emergent is permitted to address the situation and either consents to the disclosure or has the opportunity to engage legal means to protect the disclosure of such information.

5.           Authorized Contacts.  With respect to the performance of Services, Consultant shall report to the Authorized Contact(s) identified in Exhibit A (or such other person that may hold the same position at a later date) or such other person(s) as such Authorized Contact(s) may designate from time to time in writing.

6.           Deliverables and Reports.  Consultant shall make weekly reports and such other reports as Emergent or its Affiliates may from time to time request.

7.           Ownership of Work. All right, title, and interest in and to all data, information, documents, materials and inventions relating to or arising out of the Services shall belong to and be the property of Emergent.  Consultant agrees, without further payment by Emergent, to make any assignments and execute all documents necessary to effect Emergent's title thereto in all countries of the world.  Furthermore, all documents and materials prepared by Consultant in the performance of its duties hereunder will constitute works-made-for-hire and shall belong to and be the exclusive property of Emergent and shall be surrendered by Consultant to Emergent upon request. Consultant hereby assigns to Emergent all rights that Consultant may have to data, information, documents, materials and inventions referred to in this paragraph.  The above assignments and surrender shall be made once payment in full has been made by Emergent to Consultant as detailed in Exhibit A.

8. Term and Termination.

This Agreement shall become effective as of the Effective Date set forth above and shall continue in effect for one (1) year thereafter or until the Agreement otherwise terminates under this Section 8 (the “Term”); provided, however, that in the event that any requested Services are then outstanding, the Term shall be automatically extended until such Services are completed or are terminated by either Party.

This Agreement shall terminate upon the expiration of the Term or the first to occur of the following events:

(i)
On the date Emergent provides Consultant with written notice (setting out with particularity) that this Agreement is being terminated for “cause.”  For purposes of this Agreement, Consultant shall be deemed terminated for cause if Emergent terminates Consultant after Consultant:

(a)	shall have committed any act or acts of embezzlement, theft or fraud against Emergent;

(b)	shall have been convicted of a felony or any crime involving moral turpitude, whether or not related to the Services;

(c)	shall have committed any act or acts of negligence or willful misconduct; or

(d)	shall have committed a breach of the representations, warranties or covenants contained in Sections 4, 7, 9, 11 or 16 herein.

(ii)	On the date either Party terminates the Agreement for convenience on not less than ten (10) days’ prior written notice.

Upon termination of this Agreement, Emergent shall have no further liability other than for payment in accordance with the terms of this Agreement for Services provided prior to the termination date.  If this Agreement is terminated by Emergent under Section 8(b)(i)(d), in addition to any other rights or remedies available at law or in equity, Consultant will surrender any claim for payment under the Agreement and will refund any payments received under this Agreement.

The provisions of Sections 2, 3, 4, 7, 8, 11 (with respect to 11(d), only for twelve months following termination or expiration), 13, 14, 15, 16 and 18 shall survive the expiration or termination of this Agreement for any reason.

9.	Representations and Warranties Consultant represents and warrants that:

(a) the Services performed hereunder will be performed in a competent, diligent and workmanlike manner consistent with the expected industry standards of professional conduct;

(b) Consultant and any of Consultant’s personnel performing Services will perform the Services for Emergent hereunder and have been advised of the restrictions and obligations set forth in this Agreement, including without limitation, the requirements of confidentiality (Section 4), compliance with laws (Section 11) and non-solicitation (Section 16); and

(c) Consultant has full power to enter into and fully perform this Agreement and has the full and unrestricted right to disclose to Emergent any information Consultant makes available to Emergent under this Agreement.

10.           Relationship of Parties. With respect to the subject matter of this Agreement, the Parties are and remain independent contractors.  This Agreement shall not be deemed to create an employer/employee relationship, joint venture, partnership, association, or agency between the Parties.  Consultant is not authorized to incur or create any obligation express or implied on behalf of Emergent or to bind Emergent in any manner whatsoever.

11.           Compliance with Laws.  In performing the Services, Consultant shall comply with all applicable existing and future laws, rules and regulations.  Consultant covenants and agrees to perform its duties and responsibilities under this Agreement in accordance with the highest standards of ethical business conduct and will not engage in any acts or activities that are illegal or that may adversely affect or reflect upon the business, integrity or goodwill of Emergent.  Without limiting the generality of the foregoing, Consultant represents, warrants and agrees that:

(a) Consultant will comply with all applicable existing and future treaties, laws,  regulations, including but not limited to those governing employment practices (including those governing employee recruiting and hiring), anti-bribery, anti-corruption and anti-gratuities laws or other similar laws.

(b) Consultant will comply with all Emergent stated policies and procedures applicable to consultants operating at Emergent’s offices, including without limitation, those governing safety, health, harassment, and discrimination.

(c) Consultant will prohibit its staff from involvement with the payment or giving of anything of value, either directly or indirectly, to an official of any government, political party or official thereof, any candidate for foreign political office, or any official of an international organization, for the purpose of influencing an act or decision in its official capacity, or inducing that official to use his/her influence with any government, to assist Emergent in obtaining or retaining business for or with, or directing business to, any person, or for obtaining an improper advantage.  Consultant agrees to comply with the provisions of this Section 11(c) and take no action that it believes might cause Emergent to be in violation of international, federal, state or local laws or regulations, or Emergent’s policies and procedures, as well as any action by Consultant that might be construed as a violation of international, federal, state or local law, or Emergent’s policies and procedures.

(d) At such times as may be requested by Emergent, Consultant will certify to Emergent in writing that: (1) Consultant understands the requirements of applicable anti-corruption or anti-bribery laws that apply to the Consultant and the Agreement; (2) Consultant believes it has complied with all applicable laws, regulations, and Emergent’s policies and procedures; (3) Consultant has, specifically, not made, offered to give or agreed to give anything of value, directly or indirectly, whether in cash or in kind to or for the benefit of any government official or “foreign official,” political party or official thereof, or candidate for political office, or official of an international organization, for the purpose of carrying out this Agreement; (4) Consultant does not know or have any reason to believe that any employee, agent, representative or other person retained by Consultant has violated any of the foregoing undertakings; and (5) Consultant will immediately advise Emergent if Consultant should learn or have reason to believe that there has been a violation of any of the foregoing undertakings.

(e) Emergent BioSolutions Inc. (“EBSI”), is a publicly traded company on the New York Stock Exchange.  Consultant acknowledges the laws and regulations prohibiting “insider trading,” including the purchase or sale of securities of a company while in the possession of material information that has not been generally disclosed in the marketplace.  Consultant represents that it may have access to certain material nonpublic information of EBSI, Emergent, and/or their Affiliates and will not engage in insider trading or disclose such information to any third parties.

12.   Definition of Affiliate.  “Affiliate” shall mean any direct or indirect, current or future subsidiary of a Party, or any other entity which is controlled by a Party or which controls a Party.  The term “control” as used herein shall mean possession, directly or indirectly of at least fifty percent (50%) of the voting equity of another entity (or other comparable interest for an entity other than a corporation), or the power to direct or cause the direction of the management or policies of an entity whether through ownership of securities, by contract or otherwise.

13.           Export Control Technology.  The Parties acknowledge that any products, software, and technical information provided under this Agreement may be subject to the United States, United Kingdom and other export laws and regulations and any use or transfer of such products, software and technical information may require authorization under those regulations. The parties agree that they will not use, distribute, transfer, view or transmit such products, software or technical information (even if incorporated in other products) except in compliance with the applicable export regulations. The parties also agree to sign written assurances and other export related documents as may be required for compliance with applicable export regulations.

14.           Indemnification and Limitation of Liability.  Consultant shall hold harmless and indemnify Emergent, its employees, agents and representatives, from and against any and all suits, demands, losses, damages, judgments, claims, costs, (including reasonable attorneys’ fees and costs) or other liability (including, without limitation personal injury or death) (collectively "Liability"), to the extent that such Liability arises from or is related to the performance of Services under this Agreement or the negligence, act or omission of Consultant or any of her agents or representatives.

15.           Dispute Resolution.  All disputes or claims arising under this Agreement that cannot be resolved by the Parties shall be submitted to non-binding mediation for a period of thirty days, which may be extended by written agreement of the Parties.  If such dispute is not resolved amicably through mediation or otherwise within the specified period, either Party may pursue remedies available to it at law or in equity, subject to the terms of this Agreement.

16.           Non-Solicitation.  Consultant agrees that, during the term of this Agreement, and for a period of twelve (12) consecutive months after termination of such Agreement, Consultant will not knowingly (i) directly induce or attempt to induce or otherwise counsel, advise, solicit or encourage any employee to leave the employ of Emergent or accept employment with Consultant or any other person or entity, (ii) directly induce or attempt to induce or otherwise counsel, advise, solicit or encourage any person who at the time of such inducement, counseling, advice, solicitation or encouragement had left the employ of Emergent within the previous six (6) months to accept employment with any person or entity besides Emergent or (iii) solicit, interfere with, or endeavor to cause any customer, client, or business partner of Emergent to cease or reduce its relationship with Emergent or induce or attempt to induce any such customer, client, or business partner to breach any agreement that such customer, client, or business partner may have with Emergent.

17.           Force Majeure. Neither Party shall be liable for delay or failure in the performance of any of its obligations under this Agreement if and to the extent such delay or failure is due to circumstances beyond the reasonable control of such Party, including but not limited to fires, floods, explosions, accidents, acts of God, war, riot, strike, lockout or other concerted acts of workers, acts of government and shortages of materials. The Party claiming force majeure shall use its commercially reasonable efforts to eliminate or prevent the cause so as to continue performing its obligations under this Agreement.  During such time that the event of force majeure causes such a delay or failure of performance, this Agreement and the Parties’ obligations and responsibilities under it shall be deemed suspended until the event of force majeure ceases.

18.           Miscellaneous Provisions.

(a)           Governing Law and Jurisdiction.  This Agreement and its interpretation shall be governed by the laws of the State of Delaware without reference to its conflict of law or choice of law provisions.

(b)           Non-Waiver.  No delay by or omission of any Party in exercising any right, power, privilege, or remedy shall impair such right, power, privilege, or remedy or be construed as a waiver thereof.

(c)           Remedies.  The rights and remedies provided in this Agreement are cumulative and are not exclusive of other rights or remedies provided by law.

(d)           Taxes.  Consultant shall be fully responsible for payment of all income taxes, social security taxes, and for any other taxes or payment which may be due and owing by Consultant as the result of fees or amounts paid to it by Emergent under this Agreement, and Consultant shall indemnify and hold harmless Emergent from and against any such tax or payment.

(e)           Notices.  Any notice hereunder shall be given by first class mail, express mail, or facsimile (followed by confirmation), addressed to the Parties at the addresses given in the preamble of this Agreement, or to such other address as a Party may later designate in writing to the other Party.  Notice given by Consultant to Emergent shall be directed to the President of EBSI; provided, however that Notice of any legal action, claim or other legal matter given by Consultant to Emergent shall be directed to the Legal Department of EBSI.

(f)           Use of Name.  Neither Party shall use the name, tradename or trademark of the other Party in a press release, advertising, publicity or promotional activity without the prior written consent of the other Party.

(g)          Severability.  In the event that any section or any part of a section of this Agreement should be declared void, invalid, or unenforceable by any court of law, for any reason, such a determination shall not render void, invalid, or unenforceable any other section or any part of any other section of this Agreement and the remainder of this Agreement shall remain in full force and effect.

                (h)          Headings.  Headings and titles of parts and sections are for convenience only and have no interpretative significance.

 (i)           Successors.  This Agreement and the covenants hereof are binding on the Parties and their respective heirs, executors, representatives, trustees, permitted assigns, and successors in interest.

 (j)           Assignability.  This Agreement may not be assigned by Consultant without the prior, express written consent of Emergent.  This Agreement may not be assigned by Emergent without the prior, express written consent of Consultant; provided, however, that this Agreement may, without Consultant’s written consent, be assigned and transferred to any Affiliate of Emergent upon such assignee assuming Emergent’s obligations hereunder, in which event Consultant agrees to continue to perform the duties and obligations according to the terms hereof to or for such assignee or transferee of this Agreement.

(k)           Counterparts.  This Agreement may be signed in two identical copies, each of which shall be deemed to be an original copy, and a facsimile copy shall constitute a legally binding, enforceable document.

(l)            Integration.  This Agreement, along with the corresponding Exhibit, constitutes the entire agreement of the Parties, supersedes all prior discussions, negotiations and understandings verbal and written, if any, and may only be amended or modified by a written agreement signed by both Parties.  In the event of a conflict between the terms of this Agreement and the terms of any Exhibit or attachment hereto, proposal, quotation or any Consultant documentation, the terms of this Agreement shall prevail.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date set forth in the preamble.

Emergent BioSolutions Inc. By /s/Daniel J. Abdun-Nabi By: Daniel J. Abdun-Nabi Title:President & Chief Operating Officer	The Hauer Group By /s/ Jerome Hauer By: Jerome Hauer Title: Chief Executive Officer

EXHIBIT A

Scope of Work and Compensation
The Services shall include, without limitation, the following:
Contract Objective:
To assist Emergent BioSolutions in enhancing its corporate image and visibility, and expanding opportunities for BioThrax and its pipeline product candidates.

Summary of expected activities:

Strategic Support of Corporate Objectives
●	Consultation to CEO, President and Senior Management on corporate strategic issues

●	General consultation and directed project support to including but not limited to:
o	Relationship management with targeted media outlets and reporters;
o	Introductions to relevant government officials;
o	Introductions to potential commercial partners.

●           Other projects as may be directed by the CEO, President or Senior Management

Domestic and International Marketing

•   Target audiences:
o	KOLs, decision makers or senior officials in health or emergency planning departments or agencies of foreign governments
o
Senior leadership and decision makers in first responder communities in major cities in the US, including individuals such as the Chief of Police, Fire Chiefs, Head of HAZMAT units, Head of Counter-Terrorism Units, Head of EMS/Paramedics Units (both independent and those attached to fire departments) and other groups who may believe themselves to be at high risk for exposure to anthrax

o
Senior leadership and decision makers in health departments in major cities in the US to help support decision makers in the first responder communities when making a medical decision surrounding the use of BioThrax

•   Specific activities targeted at these markets including the following:
o
Contacting individuals within the target audiences, prioritizing and arranging initial meetings/teleconferences with senior leadership and decision makers within the first responder and health department communities

o	As needed and appropriate, attend meetings with Emergent executives when meeting with these key officials
o	Provide input and information on senior leadership and decision makers prior to meetings to ensure meeting materials and messaging are appropriate and tailored for the audience
o	2 to 4 meetings will be arranged per month with target audiences.

Place of Services:  All Services shall be performed on-site at Emergent’s offices (as specified in the preamble to this Agreement), unless otherwise directed by Emergent.  Consultant agrees that he may be required to travel domestically and internationally to satisfy the scope of work and identified objectives.

Authorized Contact(s):                       Daniel J. Abdun-Nabi
President
Emergent BioSolutions Inc.
2773 Research Blvd., Suite 400
Rockville, MD 20850
Phone: (301) 795-1830
AbdunNabiD@ebsi.com

Compensation: In exchange for the services provided above, Emergent shall compensate Consultant at the rate of $15,000.00 per month.
Agreement Start Date: April 1, 2010

Travel: The Parties agree that Consultant may book his own air travel for reservations in business class longer than 2.5 hours of flight time. All other travel will be pursuant to Emergent's Travel Policy (as provided to Consultant and updated by Emergent from time-to-time in writing) and all necessary lodging, rental car and other travel reservations shall be made by an Emergent Administrative Assistant and MAY NOT be made directly by Consultant. Emergent will not reimburse for expenses that fail to comply with this process. If airline, lodging, rental car or other travel reservations are to be made in connection with Services provided under this Agreement, it is Consultant's responsibility to contact the Emergent Authorized Contact to request that such arrangements be made.

Emergent Accounting Code:  650081-10020/10025 (Payments will be applied evenly between cost centers.)  Code must be noted on all invoices in order for payment to be processed